Exhibit 99.1
Dear Fellow Shareholder:
Total assets at year end were $456,450,000 which is a decrease of $92,675,000 from year end 2008. This anticipated decline in assets and deposits was due to temporary liquidity plans of customers. Capital at year end 2009 represents 10.26% of total assets. The holding company of United Bank, United Bancorporation of Alabama, Inc. reported a net loss for the full year of 2009 of $4,551,588 as compared to 2008, net income was $545,938. Included in the results for 2009 were dividends on preferred stock of $460,639; provision for possible losses on loans of $8,267,561; $1,032,000 for possible losses on foreclosed real estate; and, absorbing $1,293,212 in expenses for FDIC insurance. In 2009, expenses (not including FDIC expense or reserve provisions) were $583,000 lower than in 2008. Loans charged off were $4,526,727 in 2009 versus $2,754,185 in 2008. After applying the provisions and charge offs, at year end 2009, the allowance for losses on loans was strengthened to $7,435,509 or 2.62% of loans from $3,591,558 or 1.28% at year end 2008.
The last eighteen months have been challenging. In late 2008, the Company determined that economic activity was declining and the bank began to build liquidity and capital, and, in early 2009, the economy slowed to the lowest level recorded in the last 75 years. United took steps to respond to these challenges. These actions provided the assurance of access to funding and the flexibility in meeting the needs of deposit and loan customers. Secondly, the Company aggressively managed non interest expenses. Finally, the Company set out to identify loans and other problem assets and develop plans to bring these to a resolution.
The liquidity strategy has allowed United to control its funding costs and places United in a position to provide loans to its customers as the recession begins to recede. United remains committed to providing loans to credit worthy customers in the markets it serves. During these challenging times, relationships are important. For over 105 years, the bank has worked to build the confidence of our customers and shareholders. We value those relationships and are committed to earning that confidence.
Robert R. Jones, III
President and CEO

STATEMENT OF CONDITION
At the close of business December 31,
(Unaudited)
(000’s)

	2009	2008
ASSETS
Cash & due from banks	$54,749	$126,906
Federal funds sold	—	16,600
Investment securities	83,872	95,355
Loans, net	275,870	276,356
Banks premises & equipment, net	17,589	18,856
Accrued interest receivable & other assets	24,370	15,053

TOTAL ASSETS	456,450	549,126

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits	405,366	492,313
Repurchase agreements	—	1,861
Other borrowed funds	2,069	2,106
Accrued interest payable & other liabilities	2,195	2,143

Total Liabilities	409,630	498,423

Stockholders’ Equity
Class A common stock, authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding.	25	25
Class B common stock, authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding.	3	3
Surplus	22,486	22,461
Retained earnings	24,306	28,214

Total Stockholders’ Equity	46,820	50,703

TOTAL LIABLILITIES & STOCKHOLDERS’ EQUITY	$456,450	$549,126